Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

     DALLAS, Texas, May 20, 2005 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.092327 per unit, payable on June 14, 2005, to unit holders of record on May 31, 2005.

     This month’s distribution increased from the previous month due primarily to both increased oil and gas production in the Waddell Ranch properties and higher oil and gas prices. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 60,637 bbls and 260,378 mcf. The average price for oil was $48.53 per bbl and for gas was $6.34 per mcf. This would primarily reflect production for the month of March. Capital expenditures were approximately $1,219,000. The numbers provided reflect what was net to the Trust.

     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877.228.5085